Exhibit 99.1

August 24, 2009	CONTACT:
FOR IMMEDIATE RELEASE	Alicia Shirah
Director of Communications
229-522-2822

In response to several articles, First United Ethanol, LLC does not anticipate filing bankruptcy but instead is realizing positive crush margins that continue to improve our cash flow and liquidity. FUEL is producing at 100% capacity and expects to maintain production as supported through its current cash flow. FUEL fully expects to pay its principal and interest payments to WestLB on September 30th as scheduled.

The 10Q discussed in these articles covers financial information as of June 30th, 2009 and does not reflect the past two months of operations. In an effort to fully comply with SEC reporting requirements, we disclose all possible contingencies in our quarterly filings including bankruptcy. However, as we state in the report, we do expect to be able to satisfy our cash requirements for the next 12 months using only our revolving line of credit, senior credit facility, and earnings from operations. We had positive crush margins during the last part of June 2009 going forward. August’s crush margins have grown stronger in response to our ability to purchase local corn. We are optimistic that favorable margins will continue as we complete our fourth fiscal quarter and move into the corn harvest season as local corn producers have already begun delivering their 2009 corn crop to our facility.

Jimmy Anderson is a director in the Energy Group of West LB, lead bank for the syndicate which holds SWGE’s senior credit agreement and line of credit. He offered his opinion by stating, “Many of the references in the articles were based on risk factors that exist in the ethanol industry and events that COULD happen. Outlining these risk factors in a company’s 10Q filing does NOT imply that this situation will occur or is occurring. While the ethanol industry as a whole struggled earlier in the year, many ethanol plants including SWGE are currently realizing improved margins. Based on information from the company, WestLB anticipates that SWGE will make the September 30, 2009 debt service payment. We also recognize that a key component to SWGE’s continued success is their ability to run at 100% capacity using corn purchased from local farmers.”

This communication contains forward-looking statements that involve future events, our future performance and our future operations and actions.  These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including price volatility in ethanol, corn or natural gas.